EXHIBIT 4.172
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
AS PLEDGOR
AND
THE BANK OF NEW YORK MELLON
AS COLLATERAL AGENT

PLEDGE OVER RECEIVABLES

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS PLEDGE AGREEMENT has been entered into on 23 February 2010
BETWEEN
(1)	BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A., a société anonyme incorporated under Luxembourg law with registered office at 6C, Parc d’Activités Syrdall, L-5365 Munsbach, Grand-duchy of Luxembourg registered with the Luxembourg register of commerce and companies under the number B128.592 (the “Pledgor”); and

(2)	THE BANK OF NEW YORK MELLON, acting for itself and as collateral agent as appointed under the First Lien Intercreditor Agreement (as defined below) for the benefit of the Secured Parties (as defined below), together with its successors and permitted assigns in such capacity (the “Collateral Agent”),
AND IN THE PRESENCE OF:
(3)	SIG AUSTRIA HOLDING GMBH a limited liability company incorporated under Austrian law with registered office at Saalfelden am Steinernen Meer, Austria and its business address at Industriestraße 3, 5760 Saalfelden, Austria with file number FN 236071 p (the “Austrian Debtor”); and

(4)	SIG EURO HOLDING AG & CO. KGaA, an association limited by shares (Kommanditgesellschaft auf Aktien) organized under the laws of the Federal Republic of Germany having its business address at Rurstraße 58, 52441 Linnich, Germany and registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 5754 (the “German Debtor”).
WHEREAS:
(A)	Pursuant to a credit agreement (the “Credit Agreement”) dated 5 November 2009 and entered into between Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., the German Debtor, the Austrian Debtor, Closure Systems International Holdings Inc. and Closure Systems International B.V. as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, certain loan facilities (the “Facilities”) have been made available to the Borrowers (as defined below).

(B)	Pursuant to an indenture (the “Senior Secured Note Indenture”) dated 5 November 2009 and entered into between the Issuers (as defined below), the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, certain notes (the “Notes”) have been issued by the Issuers.

(C)	On 5 November 2009, the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties (as defined below), entered into an intercreditor agreement (the “First Lien Intercreditor Agreement”) as amended, novated, supplemented, restated or modified from time to time.

(D)	As a condition subsequent to the borrowings under the Credit Agreement and the Senior Secured Note Indenture, the Pledgor has agreed, for the payment and discharge of and as security for all of the Secured Obligations as defined herein, to enter into this pledge agreement (the “Pledge Agreement”) which the Pledgor declares to be in its best corporate interest.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Unless defined in this Pledge Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Pledge Agreement and in any notice given under this Pledge Agreement.

1.2	In this Pledge Agreement:

“Applicable Representative” has the meaning ascribed to such term in the First Lien Intercreditor Agreement.

“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.

“Austrian Loan Agreement” means the loan receivable owed to SIG Finance (Luxembourg) S.àr.l. as lender by the Austrian Debtor as borrower whereby SIG Finance (Luxembourg) S.àr.l. lent up to EUR 453,725,000 to the Austrian Debtor and the rights and benefit of which have been assigned to the Pledgor by way of, amongst others, a deed of assignment dated 12 February 2010, between the Pledgor and Beverage Packaging Holdings (Luxembourg) III S.àr.l. as such agreement may be amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

“Borrowers” shall mean the “Borrowers” under, and as defined in, the Credit Agreement, from time to time.

“Business Day” has the meaning ascribed to such term in the Credit Agreement.

“Debtors” means the Austrian Debtor, the German Debtor and any other entity owing receivables to the Pledgor which has signed an acceptance of the terms of this Pledge Agreement in substantially similar form to the acceptance of this Pledge Agreement.

“Event of Default” shall mean an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.

“Financial Collateral Law” means the Luxembourg law of 5 August 2005 on financial collateral arrangements.

“German Loan Agreement” means the loan agreement dated 1 August 2008 entered into between SIG Asset Holdings Limited as lender and the German Debtor as borrower whereby SIG Asset Holdings Limited lent up to EUR 25,000,000 to the German Debtor and the rights and benefit of which have been assigned to the Pledgor pursuant to, amongst others, a deed of assignment dated 12 February 2010, between the Pledgor and Beverage Packaging Holdings (Luxembourg) III S.àr.l. as such agreement may be amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

“Intercompany Agreements” means the Austrian Loan Agreement and the German Loan Agreement.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

“Issuers” shall mean the “Issuers” under and as defined in the Senior Secured Note Indenture, including their successors in interest.

“Loan Documents” shall mean the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

“Loan Parties” shall mean the “Grantors”, under and as defined in the First Lien Intercreditor Agreement.

“Loan Parties’ Agent” shall mean Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

“Pledged Claims” means all claims, regardless of the nature thereof (including interest, default interest, commissions, expenses, costs, indemnities and any other amounts due thereunder), whether actual, future or contingent, whether owed jointly or severally, and whether subordinated or not, owed by any Debtor to the Pledgor under in particular the Intercompany Agreements as well as any other loan agreement or other debt instrument and receivables, in each case to the extent they are subject to the laws of Luxembourg, owed to the Pledgor by any Debtor, together with, to the largest extent permitted by law, any accessory rights, claims or actions, including any security interest or rights, under whatever law, attaching to such claims or granted to the Pledgor as security for such claims.

“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.

“Rights of Recourse” means all and any rights, actions and claims the Pledgor may have against any Loan Party or any other person having granted security or given a guarantee for the Secured Obligations, arising under or pursuant to the enforcement of the present Pledge including, in particular, the Pledgor’s right of recourse against any such entity under the terms of Article 2028 et seq. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law.

“Secured Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents (including, for the avoidance of doubt, any liability in respect of any further advances made under the Loan Documents or resulting from an amendment or an increase of the principal amount of the Facilities), together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

“Secured Parties” shall mean the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.

1.3	This Pledge Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.

1.4	In this Pledge Agreement, any reference to (a) a “Clause” is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Pledge Agreement, the First Lien Intercreditor Agreement, the Credit Agreement or any other Loan Document) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time. Clause headings are for ease of reference only.

1.5	This Pledge Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Pledge Agreement.
2. PLEDGE OVER PLEDGED CLAIMS
2.1	The Pledgor pledges the Pledged Claims in favour of the Collateral Agent acting for itself and as collateral agent for the benefit of the Secured Parties, who accepts, as first-priority pledge (gage) (the “Pledge”), for the due and full payment and discharge of all of the Secured Obligations.

2.2	To the extent relating to the Austrian Loan Agreement and to the extent necessary, this pledge is taken in replacement of the pledge (to the extent relating to the Austrian Loan Agreement only) granted by SIG Finance (Luxembourg) S.àr.l. to the Collateral Agent acting for itself and as collateral agent as appointed under the First Lien Intercreditor Agreement for the benefit of the Secured Parties pursuant to a pledge agreement dated 5 November 2009 (the “Original Pledge Agreement”) pursuant to the rights and benefits relating to the loan receivable of up to EUR 453,725,000 owed by the Austrian Debtor to SIG Finance (Luxembourg) S.àr.l. (the “Austrian Receivable”) being transferred subject to the pledge under the Original Pledge Agreement to the Pledgor by way of, amongst others, a deed of assignment dated 12 February 2010 between the Pledgor and Beverage Packaging Holdings (Luxembourg) III S.àr.l.

2.3	Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Collateral Agent to take or to cause any formal steps to be taken for the purpose of perfecting the present Pledge, if the Pledgor has failed to comply with such perfection steps within 10 Business Days of being notified of that failure and, for the avoidance of doubt, subject to the Agreed Security Principles, undertakes to take any such steps itself if so directed by the Collateral Agent.

2.4	Provided that no Event of Default has occurred and is continuing, the Pledgor is authorised by the Collateral Agent to collect and exercise any rights and claims in respect of the Pledged Claims in accordance with the Principal Finance Documents.

2.5	The Pledgor undertakes that, during the subsistence of the Pledge Agreement, it will not grant any pledge with a lower ranking without the prior approval of the Collateral Agent except as contemplated under the Principal Finance Documents.

3.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

3.1	The Pledgor hereby represents to the Collateral Agent that, as of the date hereof, except as permitted by the Principal Finance Documents:
3.1.1	no counterclaims as to which a right to set-off or right of retention could be exercised exist with respect to the Pledged Claims except those permitted to exist under the Principal Finance Documents; and

3.1.2	confirms to the Collateral Agent the representations contained in Section 3.02, 3.03 and 3.19 of the Credit Agreement to the extent that such representations relate to the Pledgor and this Pledge Agreement.
3.2	Unless permitted by the terms of the Principal Finance Documents, except with the Collateral Agent’s prior written consent, the Pledgor shall not:
3.2.1	sell or otherwise dispose of all or any of its rights, title and interest in the Pledged Claims; or

3.2.2	create, grant or permit to exist (a) any encumbrance or security interest over or (b) any restriction on the ability to transfer or realise, all or any part of the Pledged Claims (other than, for the avoidance of doubt, the Pledge, and liens and privileges arising mandatorily by law).
3.3	The Pledgor hereby undertakes that, subject to the Agreed Security Principles, during the subsistence of this Pledge Agreement:
3.3.1	it will ensure that no counterclaims as to which a right to set-off or right of retention could be exercised will exist with respect to the Pledged Claims except those permitted to exist under the Principal Finance Documents;

3.3.2	it shall cooperate with the Collateral Agent and sign or cause to be signed all such further documents and take all such further action as the Collateral Agent may from time to time reasonably request to perfect and protect this Pledge or to exercise its rights under this Pledge Agreement;

3.3.3	it shall act in good faith and, unless otherwise permitted by the Principal Finance Documents, not knowingly take any steps nor do anything which would adversely affect the existence of the Pledge created hereunder;

3.3.4	it shall inform the Collateral Agent as soon as possible in case the Pledge is prejudiced or jeopardised by actions of third parties (including, but without being limited to, by attachments). Such information shall be accompanied, in case of any attachment, by a copy of the order for attachment, as well as all documents required for the filing of an objection against the attachment, and, in case of any other actions by third parties, by copies evidencing which actions have or will be taken, respectively, as well as all documents required for the filing of an objection against such actions. Subject to Clause 11 (Costs and Expenses) hereof, all reasonable and adequately documented costs and expenses for any actions of intervention and measures of the Collateral Agent shall be borne by the Pledgor. This shall also apply to the institution of legal action, which the Collateral Agent may consider necessary; and

3.3.5	it shall notify the Collateral Agent as soon as possible of any event or circumstance which would have a material adverse effect on the validity or enforceability of this Pledge Agreement.
3.4	Subject to the Agreed Security Principles, the Pledgor hereby undertakes that it will comply with all reasonably necessary procedures and fulfil all perfection requirements reasonably required for the effectiveness and the enforceability of this Pledge against the Pledgor, including but not limited thereto all the measures foreseen under Luxembourg law, Austrian law or German law or the law of any other relevant jurisdiction.

4.	POWER OF ATTORNEY

4.1	The Pledgor irrevocably appoints the Collateral Agent to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents and do all things that the Collateral Agent may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor under this Pledge Agreement or (b) exercising any of the rights conferred on the Collateral Agent or the Secured Parties by this Pledge Agreement or by law, it being understood that the enforcement of the pledge over the Pledged Claims must be carried out as described in Clause 5 (Remedies upon Default) hereunder. The powers under this Clause 4.1 shall only be exercised upon the occurrence of an Event of Default and provided that such Event of Default is continuing, or if the Pledgor has failed to comply with a further assurance or any perfection obligations hereunder within 10 Business Days of being notified of that failure.

4.2	The Pledgor shall ratify and confirm all things done and all documents executed by the Collateral Agent in the exercise of that power of attorney.

4.3	The Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Pledgor under this Clause 4.1 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.

5.	REMEDIES UPON DEFAULT

5.1	Upon the occurrence of an Event of Default and provided that such Event of Default is continuing, the Collateral Agent shall be entitled to realise the Pledged Claims in the most favourable manner provided for by Luxembourg law and in particular the Financial Collateral Law and may, in particular, but without limitation,
5.1.1	appropriate the Pledged Claims in which case the Pledged Claims will be valued at their fair value, as determined by an independent expert appointed by the Collateral Agent, to the extent possible among the members of the Institut Luxembourgeois des réviseurs d’entreprises or, if no such appointment can be made or no valuation can be obtained within a reasonable time, by the Collateral Agent in its commercially reasonable discretion. The Collateral Agent may appoint a qualified third party to make (or to assist the Collateral Agent in making) such valuation;

5.1.2	request direct payment of the Pledged Claims from the Debtors;

5.1.3	sell the Pledged Claims in a private sale at normal commercial terms (conditions commerciales normales);

5.1.4	request a judicial decision that the Pledged Claims shall be attributed to the Collateral Agent in discharge of the Secured Obligations following a valuation of the Pledged Claims made by a court appointed expert; or

5.1.5	the Collateral Agent (or the Secured Parties, as the case may be) may proceed to a set-off between the Pledged Claims and the Secured Obligations (each time in accordance with the terms of the Financial Collateral Law).
5.2	The Collateral Agent shall apply the proceeds of the sale in paying the costs of that sale or disposal and in or towards the discharge of the Secured Obligations, in accordance with the terms of the Loan Documents.

6.	EFFECTIVENESS OF COLLATERAL

6.1	The Pledge shall be a continuing security and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Obligations and shall remain in full force and effect until it has been discharged in accordance with Clause 6.2 of this Pledge Agreement.

6.2	The security constituted by this Pledge Agreement shall be released and cancelled (a) by the Collateral Agent at the request and cost of the Pledgor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents; or (b) in accordance with, and to the extent required by, the First Lien Intercreditor Agreement.

6.3	The Pledge shall be cumulative, in addition to, and independent of every other security which the Collateral Agent and Secured Parties may at any time hold as security for the Secured Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Collateral Agent and Secured Parties may now or at any time in the future have in respect of the Secured Obligations.

6.4	This Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Secured Parties or the Collateral Agent in perfecting or enforcing any security interest or rights or remedies that the Secured Parties or the Collateral Agent may now or at any time in the future have from or against the Pledgor or any other person.

6.5	No failure on the part of the Collateral Agent or the Secured Parties to exercise, or delay on its part in exercising, any of its rights under this Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.

6.6	Neither the obligations of the Pledgor contained in this Pledge Agreement nor the rights, powers and remedies conferred upon the Collateral Agent or the Secured Parties by this Pledge Agreement or by law, nor the Pledge created hereby shall be discharged, impaired or otherwise affected by:
6.6.1	any amendment to, or any variation, waiver or release of, any Secured Obligation or of the obligations of any Loan Party under any other Loan Documents;

6.6.2	any failure to take, or fully to take, any security contemplated by the Loan Documents or otherwise agreed to be taken in respect of the Secured Obligations;

6.6.3	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations; or

6.6.4	any other act, event or omission which, but for this Clause 6.6, might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Pledge Agreement, the rights, powers and remedies conferred upon the Collateral Agent or the Secured Parties by this Pledge Agreement, the Pledge or by law.
6.7	For the avoidance of doubt, the Pledgor hereby waives any rights arising for it now or in the future (if any) under Article 2037 of the Luxembourg Civil Code.

6.8	Subject to the terms of the Principal Finance Documents, neither the Secured Parties, nor the Collateral Agent or any of their agents shall be liable by reason of (a) taking any action permitted by this Pledge Agreement or (b) any neglect or default in connection with the Pledged Claims or (c) the realisation of all or any part of the Pledged Claims, except in the case of bad faith, gross negligence or wilful misconduct upon their part.

7.	INDEMNITY

To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Pledge Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Pledge Agreement or otherwise relating to the Pledged Claims.

8.	DELEGATION

Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Luxembourg law), the Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Pledge Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent itself.

9.	RIGHTS OF RECOURSE

9.1	For as long as the Secured Obligations are outstanding and have not been unconditionally and irrevocably paid and discharged in full or the Collateral Agent or the Secured Parties have any obligations under the Loan Documents, the Pledgor shall not exercise any Rights of Recourse, arising for any reason whatsoever, by any means whatsoever (including for the avoidance of doubt, by way of provisional measures such as provisional attachment (“saisie-arrêt conservatoire”)) or by way of set-off.

9.2	The Pledgor irrevocably agrees to waive its Rights of Recourse if the relevant person against whom the Rights of Recourse are to be exercised has come under the direct or indirect control of the Collateral Agent or the Secured Parties or any third party following or in connection with, the enforcement of any security granted in connection with the Secured Obligations.

9.3	Without prejudice to Clause 9.1 above, this Clause shall remain in full force and effect notwithstanding any discharge, release or termination of this Pledge (whether or not in accordance with Clause 6.1 of this Pledge Agreement).

10.	PARTIAL ENFORCEMENT

Subject to Clause 5 (Remedies upon Default), the Collateral Agent shall be entitled, to request enforcement of the Pledge over all or part of the Pledged Claims in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the Pledge created hereunder over the Pledged Claims, as it then shall be. The Pledge shall continue to remain in full and valid existence until enforcement, discharge or termination hereof, as the case may be.

11.	COSTS AND EXPENSES

Section 9.05 (Expenses, Indemnity) of the Credit Agreement applies to this Pledge Agreement.

12.	CURRENCY CONVERSION

Without prejudice to the terms of the Loan Documents, for the purpose of, or pending the discharge of, any of the Secured Obligations the Collateral Agent may convert any money received, recovered or realised or subject to application by it under this Pledge Agreement from one currency to another, as the Collateral Agent (acting reasonably) may think fit and any such conversion shall be effected at the Collateral Agent’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

13.	NOTICES

Any notice or demand to be served by one person on another pursuant to this Pledge Agreement shall be served in accordance with the provisions of the First Lien Intercreditor Agreement.

14.	SUCCESSORS

14.1	This Pledge Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Secured Parties or the Collateral Agent, and references to the Secured Parties or the Collateral Agent shall be deemed to include any assignee or successor in title of the Secured Parties or the Collateral Agent and any person who, under any applicable law, has assumed the rights and obligations of the Secured Parties or the Collateral Agent hereunder or to which under such laws the same have been transferred or novated or assigned in any manner.

14.2	For the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and any other relevant legal provisions, to the extent required under applicable law and without prejudice to any other terms hereof or of any other Loan Documents and in particular Clause 14.1 hereof, the Secured Parties and the Collateral Agent hereby expressly reserve and the Pledgor agrees to the preservation of this Pledge and the security interest created hereunder in case of assignment, novation, amendment or any other transfer of the Secured Obligations or any other rights arising under the Loan Documents.

14.3	To the extent a further notification or registration or any other step is required by law to give effect to the above, such further registration shall be made and the Pledgor hereby gives power of attorney to the Collateral Agent to make any notifications and/or to proceed to any required registrations, or to take any other steps, and undertakes to do so itself if so requested by the Collateral Agent.

15.	AMENDMENTS AND PARTIAL INVALIDITY

15.1	Changes to this Pledge Agreement and any waiver of rights under this Pledge Agreement shall require written form.

15.2	If any provision of this Pledge Agreement is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from this Agreement and the remaining provisions of this Pledge Agreement shall remain in full force and effect. The Pledge Agreement shall, however, thereafter be amended by the parties in such reasonable manner so as to achieve, without illegality, the intention of the parties with respect to that severed provision.

16.	LAW AND JURISDICTION

This Pledge Agreement shall be governed by Luxembourg law and the courts of Luxembourg-City shall have exclusive jurisdiction to settle any dispute which may arise from or in connection with it.

This Pledge Agreement has been duly executed by the parties in five originals.

SIGNATURE PAGE — BPHI PLEDGE OVER RECEIVABLES (German Debtor and Austrian Debtor)

The Collateral Agent THE BANK OF NEW YORK MELLON Duly represented by:
/s/ Catherine F. Donohue
Name:	Catherine F. Donohue
Title:	Vice President

The Pledgor BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A. Duly represented by:
/s/ Cindi Lefari
Name:	Cindi Lefari
Title:	Authorised Signatory

SIGNATURE PAGE — BPHI PLEDGE OVER RECEIVABLES (German Debtor and Austrian Debtor)
ACCEPTANCE
The Debtors, by signing hereunder for acceptance, acknowledge and accept the existence of this Pledge Agreement and of the Pledge created hereunder over the Pledged Claims for the purposes of the Financial Collateral Law, and take notice of the terms of the Pledge Agreement.
The German Debtor

SIG EURO HOLDING AG & Co. KGaA By: SIG REINAG AG as general partner (Komplementär)
/s/ Philip West
Name:	Philip West
Function: Authorised Signatory

The Austrian Debtor
To the best of its knowledge, it has not received any notification of pledge, attachment or any lien over the Pledged Claims which could impact the first ranking the Pledge
SIG AUSTRIA HOLDING GMBH

Duly represented by:	Duly represented by:

/s/ Wolfgang Ornig	/s/ Andre Rosenstock

Name: Wolfgang Ornig Title: Managing Director	Name: Andre Rosenstock Title: Managing Director